Exhibit 4.3
SUBSERVICING AGREEMENT

between

NATIONAL CITY MORTGAGE SERVICES, INC.
Servicer

and

NATIONAL CITY BANK
Subservicer

-i-

TABLE OF CONTENTS
(continued)

-ii-
     THIS SUBSERVICING AGREEMENT (this “Agreement”) is made effective as of October 1, 2008 by and between NATIONAL CITY MORTGAGE SERVICES, INC., a Delaware corporation (together with its successors and assigns, the “Servicer”), and NATIONAL CITY BANK, a national banking association (together with its successors and assigns permitted under this Agreement, the “Subservicer”).
RECITALS
     The following Recitals are made pursuant to this Agreement:
     A. Pursuant to each of the agreements, as amended or supplemented and identified on Schedule A hereto (collectively, the “Servicing Agreements” and each, individually, a “Servicing Agreement”), the Servicer services the Mortgage Loans (as defined below) for certain purchasers and their assignees.
     B. Owners of Mortgage Loans sold certain Mortgage Loans serviced by the Servicer under the Servicing Agreements to certain other investors and pursuant to various assignment, assumption and recognition agreements or other reconstitution agreements (collectively, the “AAR Agreements”), in connection with the transactions identified on Schedule B hereto.
     C. In addition to the servicing conducted under the Servicing Agreements (as assigned by the AAR Agreements), the Servicer also services and administers Mortgage Loans pursuant to mortgage loan purchase and servicing agreements for certain purchasers identified on Schedule C hereto.
     D. The Servicing Agreements, as assigned by the relevant AAR Agreements (if any), and the servicing agreements on behalf of the Additional Investors are hereinafter referred to as the “Servicing Arrangements”.
     E. The Servicer and the Subservicer desire to enter into an agreement whereby the Subservicer shall perform the Servicer’s servicing responsibilities under the Servicing Arrangements.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Servicer and the Subservicer hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Defined Terms. The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. The following capitalized terms have the respective meanings set forth below:

     “Accepted Subservicing Practices”: As defined in Section 2.01.
     “Accounts”: All accounts maintained by the Subservicer under this Agreement on behalf of the Servicer pursuant to the Servicer’s obligations under the Servicing Agreements.
     “Additional Subservicing Compensation”: As defined in Section 4.01.
     “Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement”: This Subservicing Agreement, as amended, modified, supplemented or restated by the parties from time to time.
     “Ancillary Income”: All fees derived from the Mortgage Loans, other than Subservicing Fees and prepayment fees, including but not limited to, late charges, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, loss mitigation incentives, optional insurance administrative fees and all other incidental fees and charges including REO Disposition Fees.
     “Business Day”: As defined in each Servicing Agreement, respectively, or with respect to the Additional Investors, any day other than a Saturday, Sunday, or federal holiday.
     “Closing Date”: October 1, 2008.
     “Commission”: The Securities and Exchange Commission or any successor thereto.
     “Confidential Information”: All information (whether in written, oral or graphic form, electronically stored or otherwise) provided by a party hereto (the “Disclosing Party”) to the other party hereto (the “Recipient”) in connection with this Agreement, including without limitation: servicing practices; information regarding the origination or servicing of the Mortgage Loans; the credit files relating to the Mortgage Loans; all technical and non-technical data; formulae; patterns; compilations; programs; software; devices; methods; techniques; designs; drawings; processes; business practices; plans or proposals; financial information; Nonpublic Personal Information; information relating to actual or potential customers or suppliers; sales and marketing information; training and operations materials; and pricing and other financial information relating to the business or affairs of the Disclosing Party. “Confidential Information” shall not include any information that: (a) enters the public domain other than by the Recipient in breach of this Agreement; (b) is known by the Recipient at the time it is disclosed, as shown by Recipient’s records provided the source of such information was not known or reasonably suspected by the Recipient to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation to the Disclosing Party with respect to such information; (c) is independently developed by the Recipient at any time, as shown by Recipient’s records; (d) is rightfully obtained by the Recipient from a source other than the Disclosing Party who to the knowledge of the Recipient does not have a contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party; or (e) the Disclosing Party agrees in advance in writing does not constitute Confidential Information.
     “Depositor”: As defined in Regulation AB.
     “Event of Default”: As defined in Section 6.01.
     “Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time.
     “Fannie Mae”: Fannie Mae (formerly known as the Federal National Mortgage Association), or any successor thereto.
     “FHA”: Federal Housing Administration, United States Department of Housing and Urban Development.
     “Freddie Mac”: Freddie Mac (formerly known as The Federal Home Loan Mortgage Corporation), or any successor thereto.
     “Guidelines”: Collectively, the Interagency Guidelines Establishing Standards for Safeguarding Customer Information published in final form on February 1, 2001, 66 Fed. Reg. 8616, and the rules promulgated thereunder, as amended from time to time, including, without limitation, the Interagency Guidance on Response Programs for Unauthorized Access to Customer Information and Customer Notice issued in March of 2005.
     “Master Servicer”: As defined by the applicable Servicing Agreement or AAR Agreement.
     “Mortgage Loan”: Each of the mortgage loans that are the subject of this Agreement and (a) are identified in each Servicing Agreement, respectively, or (b) with respect to the Additional Investors, each of the mortgage loans being serviced by Servicer for such Additional Investors.
     “Nonpublic Personal Information”: Nonpublic information relating to mortgagors of the Mortgage Loans, including, without limitation, names, addresses, telephone numbers, e-mail addresses, social security numbers, credit information, account numbers, account balances or other account information and lists derived from the foregoing.
     “Officer’s Certificate”: A certificate signed by a Servicing Officer of the Subservicer.
     “Person”: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Purchaser”: each purchaser of Mortgage Loans identified as such under a Servicing Arrangement.
     “Regulation AB”: Subpart 229.1100 — Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release

(Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.
     “REO Disposition”: The final sale by the Subservicer of any REO Property.
     “REO Disposition Fee”: A servicing fee of $                payable to the Subservicer at either liquidation of REO Property or at termination of servicing on an REO Property for reasons other than default by the Subservicer.
     “REO Property”: Property securing a Mortgage Loan acquired by the Subservicer pursuant to this Agreement through foreclosure or by deed in lieu of foreclosure.
     “Representative”: With respect to a party hereto, such party’s officer’s directors, employees or agents.
     “Sarbanes-Oxley Certification”: The Exchange Act certification so designed under a Servicing Arrangement.
     “Securities Act”: The Securities Act of 1933, as amended.
     “Servicer”: As defined in the first paragraph of this Agreement.
     “Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time.
     “Servicing Officer”: Any officer and/or employee of the Subservicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by the Subservicer to the Servicer on the Closing Date as such list may be amended from time to time thereafter.
     “Subservicer”: As defined in the first paragraph of this Agreement.
     “Subservicer Remittance Date”: Each date defined in each Servicing Agreement as the Remittance Date, or, if such defined term is not used, each date upon which payment is to be made by Servicer to the other party or parties to the applicable Servicing Agreement or to the Additional Investors.
     “Subservicing Fee and Expenses ”: As agreed from time to time between the parties hereto.
     “Subservicing File”: With respect to each Mortgage Loan, all documents, information and records relating to such Mortgage Loan that are necessary or appropriate to enable the Subservicer to perform its obligations under this Agreement and any additional documents or information related thereto maintained or created in any form by the Subservicer, including all analysis, working papers, inspections reports, written communications with any mortgagor of a Mortgage Loan or other Person, and all other information collected from or concerning any mortgagor of a Mortgage Loan or the related property securing a Mortgage Loan in the Subservicer’s possession.
     “Trustee”: as defined in Regulation AB.
ARTICLE II
RETENTION AND AUTHORITY OF SUBSERVICER
     Section 2.01 Servicing Standard; Commencement of Servicing Responsibilities. The Servicer hereby engages the Subservicer to perform, and the Subservicer hereby agrees to perform, the servicing duties and obligations of the Servicer under each of the Servicing Arrangements with respect to the Mortgage Loans throughout the term of, and upon and subject to the terms, covenants and provisions of, this Agreement. The Subservicer shall service and administer the Mortgage Loans pursuant to this Agreement for the benefit of the Servicer and the Investors in accordance with (i) laws and regulations applicable to the servicing of the Mortgage Loans by a national bank, including servicing and collection practices from time to time in effect in accordance with the guidelines enforced by the Office of the Comptroller of the Currency, (ii) the reasonable directions and instructions of the Servicer or its assignees (including the forms and report formats reasonably requested by the Servicer), and (iii) all requirements pertaining to the performance of such services under each Servicing Arrangement, respectively (“Accepted Subservicing Practices”).
     Section 2.02 Authority of Subservicer. (a)Except as otherwise provided in this Agreement and subject to the terms of this Agreement and the Servicer’s limitations of authority as Servicer under each Servicing Arrangement, respectively, in performing its obligations under this Agreement, the Subservicer shall have full power and authority to take any and all actions in connection with such obligations that it deems necessary or appropriate.
     (b) The Subservicer shall take any action that is directed by the Servicer and that relates to the Subservicer’s obligations under this Agreement; provided, however, that the Subservicer shall not be obligated to take any such action to the extent that the Subservicer determines in its reasonable discretion that such action may cause (i) a violation of applicable laws, court orders or restrictive covenants with respect to any Mortgage Loan or property securing any Mortgage Loan, or (ii) a violation of any term or provision of a Mortgage Loan or of any Servicing Agreement.
ARTICLE III
SERVICES TO BE PERFORMED
     Section 3.01 Services as Subservicer. With respect to each Mortgage Loan, the Subservicer shall, in accordance with the Accepted Subservicing Practices, perform the following servicing activities on behalf of the Servicer:
     (a) The Subservicer shall, subject to the limitations and restrictions on its authority otherwise set forth in this Agreement, perform the duties and obligations with respect to the

Mortgage Loans that the Servicer is required to perform under the Servicing Arrangement; provided, however, that:
     (i) the creation of any Account shall be done in accordance with the provisions of the Servicing Arrangement applicable to the Mortgage Loan for which each such Account is established;
     (ii) the Subservicer may invest the funds in the Accounts on the same terms as the Servicer may invest funds under the Servicing Arrangement applicable to the Mortgage Loans for which the Account in question was established;
     (iii) all notices, information, reports, certifications and other documentation that are required under each Servicing Agreement to be provided by the Servicer shall be provided by the Subservicer to the Servicer (or as otherwise directed by the Servicer) within the time set forth in this Agreement (or if no such time is set forth, within the time in which the Servicer is required, under the applicable Servicing Agreement, to deliver such item to the applicable Person); and
     (iv) the Subservicer agrees to the representations, warranties, covenants and agreements required of it under each Servicing Arrangement;
     (b) On each Subservicer Remittance Date, the Subservicer shall remit as directed by the owners of the Mortgage Loans or their representative such amounts as are determined in accordance with each Servicing Arrangement, all at the times and in the manner specified in each such Servicing Arrangement. If so permitted, each of the foregoing remittances of funds may be net of any fees, reimbursed expenses and advances and other compensation due and payable to the Servicer under the applicable Servicing Arrangement.
     (c) On each Subservicer Remittance Date, the Subservicer shall remit to the Servicer such amounts as are determined in accordance with each Servicing Agreement to be the fees and other compensation owing to Servicer under the applicable Servicing Arrangement. Each of the foregoing remittances of funds may be net of the Subservicing Fees and Expenses due and payable to the Subservicer under this Agreement.
     (d) The Subservicer shall provide the Servicer with such reports and other information (in the Subservicer’s possession or to the extent readily obtainable and as reasonably requested by the Servicer) with respect to the servicing of the Mortgage Loans by the Subservicer under this Agreement in order for the Servicer to perform its duties under the Servicing Arrangements.
     Section 3.02 Portfolio Manager. (a) The Subservicer shall designate a portfolio manager and other appropriate personnel to receive documents and communications from the Servicer and to provide assistance to the Servicer.
     (b) The Servicer shall designate a portfolio manager and other appropriate personnel to receive documents and communications from the Subservicer and to provide to the Subservicer information, materials and correspondence relating to the Mortgage Loans and the related borrowers which may be necessary or appropriate to enable the Subservicer to perform its obligations under this Agreement.
     Section 3.03 Maintenance of Errors and Omissions and Fidelity Coverage. The Subservicer shall obtain and maintain with responsible companies, at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy that meets the requirements of Fannie Mae and Freddie Mac, with broad coverage on all of the Subservicer’s officers, employees and agents acting on behalf of the Subservicer in connection with its activities under this Agreement. The minimum coverage under any such bond and insurance policy shall be acceptable to Fannie Mae and Freddie Mac, as applicable. Upon request of the Servicer, the Subservicer shall deliver or cause to be delivered to the Servicer a certificate of insurance or other evidence of such fidelity bond and insurance.
     Section 3.04 Delivery and Possession of Servicing Files. (a)The Subservicer hereby acknowledges possession of the Subservicing Files. The Subservicer’s possession of the contents of each Subservicing File is for the sole purpose of servicing the related Mortgage Loan, and such possession by the Subservicer shall be in a custodial capacity only. The Subservicer shall release its custody of the contents of any Subservicing File upon request of the Servicer, and shall deliver to the Servicer (or as otherwise directed by the Servicer) the requested Subservicing File or a copy of any document contained therein.
     (b) The Subservicer shall provide to each Depositor and each Trustee, access to an officer of the Subservicer responsible for, and all access to, all records maintained by the Subservicer in respect of the rights and obligations under the related Servicing Arrangement and access to all such records. Such access shall be afforded without charge, but only upon reasonable and prior written request and during normal business hours at the offices of the Subservicer designated by it.1
     Section 3.05 Exchange Act Reporting Regulation AB Compliance. (a) Generally. Without limiting any other provision of this Agreement, the Subservicer shall timely observe and perform each of the duties and obligations that are required to be performed, or that the Servicer is required to cause or use efforts to cause the Subservicer to perform, under each Servicing Arrangement. Upon request of Servicer, the Subservicer shall simultaneously deliver to the Servicer a copy of any report, document or other information delivered by the Subservicer to any Person in connection with the foregoing.
     Without limiting any other provision of this Section 3.05, the Subservicer shall (i) reasonably cooperate with the Servicer in connection with all good faith efforts to satisfy applicable reporting requirements under the Exchange Act, (ii) upon the request of the Servicer, promptly provide any information in its possession as is necessary or appropriate to prepare fully and properly any applicable report required under the terms of any Servicing Arrangement and under the Exchange Act in accordance with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, (iii) provide the reports, certifications and other information to facilitate compliance with the Securities Act, the Exchange Act, and any

[1]	Required per Section 6.05 of CMLTI 2004-NCM1 and CMLTI 2004-NCM2.

Sarbanes-Oxley Certification, and (iv) if the Subservicer is terminated or resigns pursuant to the terms of this Agreement, provide the reports and certifications (annual or otherwise) and other information with respect to the period of time that the Subservicer was subject to this Agreement.
     (b) Sarbanes-Oxley Certification. If required by applicable law and pursuant to the terms of a Servicing Arrangement, the Subservicer shall deliver to the Servicer (or to such other Person as directed by Servicer), no later than the date specified in such Servicing Arrangement, a Sarbanes-Oxley Certification in the form specified in each Servicing Agreement, respectively.
     (c) Annual Compliance Statements. If required by the terms of a Servicing Arrangement, the Subservicer shall deliver to the Servicer (or to such other Person as directed by Servicer), no later than the date specified in each Servicing Arrangement, an Officer’s Certificate satisfying the requirements of each Servicing Arrangement as to compliance with the Servicing Arrangements.
     (d) Annual Reports on Assessment of Compliance with Servicing Criteria. If required by the terms of such Servicing Arrangement, the Subservicer shall deliver to the Servicer (or to such other Person as directed by Servicer), no later than the date specified in such Servicing Arrangement a report on an assessment of compliance in the form specified in each Servicing Arrangement. The Servicer (or such other Person as directed by Servicer) shall have the right to review the report and consult with the Subservicer as to the nature of any material instance of noncompliance by the Subservicer in the fulfillment of any of the Subservicer’s obligations under this Agreement.
     (e) Annual Independent Public Accountants’ Attestation. If required pursuant to the terms of each Servicing Arrangement, the Subservicer shall cause a registered public accounting firm that is a member of the American Institute of Certified Public Accountants to, no later than the date specified in each Servicing Arrangement, furnish a report to the Servicer (or to such other Person as directed by Servicer), in the form specified in such Servicing Arrangement.
     (f) Exchange Act Reporting; Indemnification. The Subservicer shall indemnify and hold harmless the Servicer, the Servicer’s indemnitees under the Servicing Arrangements and their respective directors, officers, members, managers, employees, agents and Affiliates (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Indemnified Party resulting or arising from:
     (i) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided under this Agreement, by or on behalf of the Subservicer (collectively, the “Subservicer Information”); or
     (ii) the omission or alleged omission to state in the Subservicer Information a material fact required to be stated in the Subservicer Information or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or

     (iii) any failure by the Subservicer, if applicable and required of the Subservicer, to deliver any information, report, certification, accountants’ letter or other material when and as required under this Agreement; or
     (iv) any breach by the Subservicer of a representation or warranty made by it hereunder or made in a writing furnished by it hereunder to the extent that such breach is not cured within any applicable cure period.
     (g) Amendments; This Section 3.05 may be amended by the parties hereto for purposes of complying with Regulation AB.
ARTICLE IV
SUBSERVICER’S COMPENSATION AND EXPENSES
     Section 4.01 Subservicing Compensation. (a) As compensation for its services hereunder, to the extent permitted, the Subservicer shall be entitled to withdraw from the applicable account, as determined under each Servicing Arrangement, or to retain from payments on the Mortgage Loans, the amount of its Subservicing Fee. The Subservicing Fee shall be payable periodically at the times servicing fees are payable under the Servicing Arrangement. Additional servicing compensation in the form of assumption fees, Ancillary Income and REO Disposition Fees shall be retained by the Subservicer (“Additional Subservicing Compensation”) to the extent permitted to the Servicer under the Servicing Agreement.
     (b) Servicing advances and expenses, such as those incurred for interest and principal, property preservation or conducting loss mitigation and loan modification activities, shall be borne by the Servicer to the extent not reimbursed under a Servicing Arrangement.
ARTICLE V
THE SERVICER AND THE SUBSERVICER
     Section 5.01 Assignment; Merger or Consolidation of the Subservicer; Resignation. (a) Except for an assignment and assumption resulting from the merger or consolidation of the Subservicer, into its parent, the Subservicer shall not assign this Agreement or the servicing rights and obligations under this Agreement without the prior written consent of the Servicer. Any such assignee, or any such Person into which the Subservicer may be merged or consolidated, or any entity resulting from any merger or consolidation to which the Subservicer may be a party, or any Person succeeding to the business of the Subservicer, shall be the successor of the Subservicer under this Agreement and shall be deemed to have assumed all of the liabilities of the Subservicer under this Agreement, without the execution or filing of any paper or any further act on the part of any party hereto.
     (b) The Subservicer shall not resign without giving the Servicer ninety (90) days prior written notice thereof under this Agreement; provided, that the Subservicer pays all costs and expenses in connection with such resignation.

     Section 5.02 Indemnification. (a) The Servicer shall indemnify and hold harmless the Subservicer and any Affiliate, shareholder, director, officer, member, manager, partner, agent or employee of the Subservicer from and against any loss, liability, cost or expense (including reasonable legal fees and expenses) incurred in connection with any legal action or claim incurred by reason of the Servicer’s (i) willful misfeasance, bad faith or negligence in the performance of any of its obligations or duties under this Agreement, (ii) breach of any of its covenants, obligations or duties under this Agreement or (iii) willful violation of applicable law in the performance of any of its obligations or duties under this Agreement.
     (b) The Subservicer shall indemnify and hold harmless the Servicer and any applicable Purchaser, Trustee, Master Servicer and Depositor from and against any loss, liability, penalty, fine, forfeiture, cost or expense (including reasonable legal fees and expenses) incurred in connection with any claim or legal action incurred by reason of the Subservicer’s (i) breach of any representation or warranty made by it in this Agreement, (ii) certification required hereunder containing any material inaccuracy, (iii) willful misfeasance, bad faith, or negligence in the performance of any of its obligations or duties under this Agreement, (iv) breach of any of its covenants, obligations or duties under this Agreement, (v) willful violation of applicable law in the performance of any of its obligations or duties under this Agreement, (vi) negligent disregard of its obligations or duties under this Agreement, or (vii) breach of Accepted Subservicing Practices.
     (c) The indemnification provisions in this Section 5.02 shall survive the termination of this Agreement.
     Section 5.03 Representations and Warranties. (a) The Subservicer hereby represents, warrants and covenants to the Servicer that as of the date of this Agreement:
     (i) The Subservicer is a duly organized, validly existing national banking association, has all licenses necessary to carry on its business as now being conducted and is authorized to transact business in the state or states in which the real property securing the Mortgage Loans are situated, to the extent necessary to comply with applicable law, to ensure the enforceability of each Mortgage Loan, and to perform its obligations under this Agreement;
     (ii) The Subservicer is an approved servicer of residential mortgage loans for Fannie Mae, Freddie Mac and FHA, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Subservicer is in good standing to service mortgage loans for Fannie Mae, Freddie Mac and FHA and no event has occurred which would make the Subservicer unable to comply with Fannie Mae, Freddie Mac or FHA eligibility requirements;
     (iii) The execution and delivery of this Agreement by the Subservicer and its performance under and compliance with the terms of this Agreement will not (A) violate the Subservicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a breach of, any material contract, agreement or other instrument to which the Subservicer is a party or by which it is bound or which may be applicable to it or any of its assets, (C) result in the violation of any law, rule, regulation, order, judgment or decree binding on the Subservicer, or (D) result in the creation or imposition of any lien, charge, or encumbrance, which, in the case of (B), (C), or (D) would likely affect materially and adversely (x) the financial condition or operation of the Subservicer or its properties taken as a whole, or (y) the ability of the Subservicer to perform its obligations under this Agreement;
     (iv) The Subservicer has the full power, authority and legal right to execute and deliver, and to perform all obligations and consummate all transactions involving the Subservicer contemplated by, this Agreement, and has duly and validly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;
     (v) This Agreement, constitutes a legal, valid and binding obligation of the Subservicer, enforceable against it in accordance with its terms, except as such enforcement may be limited by (A) bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors’ rights generally, or (B) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;
     (vi) No action, proceeding or litigation is pending or, to the best knowledge of the Subservicer, threatened against the Subservicer, the outcome of which, either in any one instance or in the aggregate, could (A) prohibit the Subservicer from entering into this Agreement, (B) materially and adversely affect the ability of the Subservicer to perform its obligations under this Agreement, or (C) draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Subservicer contemplated in this Agreement;
     (vii) No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body, is required for the execution, delivery and performance by the Subservicer of or compliance by the Subservicer with this Agreement, or the consummation of the Subservicer’s transactions contemplated by this Agreement, except for those consents, approvals, authorizations or orders obtained, or those registrations or filings made or notices given, prior to the date of this Agreement;
     (b) The representations and warranties of the Subservicer set forth in this Section 5.03 shall survive the execution and delivery of this Agreement.
     Section 5.04 Subservicing. The Subservicer may enter into any subservicing agreement with another subservicer that would permit such subservicer to perform any or all of the Subservicer’s servicing responsibilities under this Agreement. Notwithstanding any such subservicing agreement, the Subservicer shall remain directly obligated and primarily liable to the Servicer for the servicing and administration of the Mortgage Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such subservicing agreement to the same extent and under the same terms and conditions as if the Subservicer were servicing the Mortgage Loans alone.
ARTICLE VI
EVENTS OF DEFAULT
     Section 6.01 Events of Default. (a) “Event of Default”, wherever used in this Agreement, means any one of the following events:
     (i) any failure by the Subservicer to remit any payment required to be made under the terms of this Agreement or any Servicing Agreement, which failure continues unremedied for such period of time as is specified in the applicable Servicing Agreement or, if not so specified, which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Subservicer by the Servicer; or
     (ii) failure by the Subservicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Subservicer set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Subservicer by the Servicer; or
     (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Subservicer and such decree or order shall have remained in force undischarged or unstayed for a period of ninety (90) days; or
     (iv) the Subservicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, bankruptcy, marshaling of assets and liabilities or similar proceedings of or relating to the Subservicer or of or relating to all or substantially all of its property; or
     (v) the Subservicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for three Business Days; or
     (vi) the Subservicer ceases to meet the qualifications of a Fannie Mae or Freddie Mac servicer, as applicable, for more than thirty (30) days, or
     (b) In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatever other rights the Servicer may have at law or equity, including injunctive relief and specific performance, the Servicer, by notice in writing to the Subservicer and with the consent of, or at the direction of the applicable Purchaser,

Master Servicer, Depositor or Trustee, may terminate all the rights and obligations of the Subservicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof.
     (c) Upon receipt by the Subservicer of such written notice, all authority and power of the Subservicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor subservicer appointed by the Servicer pursuant to Section 8.01 hereof. Upon written request from the Servicer, the Subservicer shall prepare, execute and deliver to the successor entity designated by the Servicer any and all documents and other instruments, place in such successor’s possession all Subservicing Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Subservicer’s sole expense. The Subservicer shall cooperate with the Servicer and such successor in effecting the termination of the Subservicer’s responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Subservicer to an Account or thereafter received by the Subservicer with respect to the Mortgage Loans.
     Section 6.02 Waiver of Defaults. By a written notice, the Servicer, with the consent of or at the direction of the applicable Purchaser, Master Servicer, Trustee or Depositor, may waive any default by the Subservicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right of the Servicer consequent thereon except to the extent expressly so waived.
ARTICLE VII
RESIGNATION; TERMINATION
     Section 7.01 Subservicer Not to Resign. The Subservicer shall not resign from the obligations and duties hereby imposed on it with respect to an existing Servicing Arrangement except (i) with the prior consent of the applicable Purchaser, Depositor, Master Servicer or Trustee, or (ii) upon determination that its duties hereunder in respect of such Servicing Arrangement are no longer permissible under applicable law. No resignation of the Subservicer shall become effective until an eligible successor subservicer shall have assumed the Subservicer’s responsibilities, duties, liabilities (other than those liabilities arising prior to the assumption of servicing duties by such successor) and obligations under this Agreement. Any such resignation shall not relieve the Subservicer of responsibility for any reporting or indemnification obligations hereunder. The Subservicer shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person with respect to a Servicing Arrangement without the prior written consent of the Servicer, and any applicable Purchaser, Depositor, Master Servicer or Trustee and prior written notice to each applicable rating agency.
     Section 7.02 Termination. (a) Except as otherwise provided in this Agreement, this Agreement shall terminate upon either: (i) the later of the final payment or other liquidation

     (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder; or (ii) the mutual consent of the Subservicer and the Servicer in writing, provided, however, that no such termination shall be effective until an eligible successor subservicer shall have agreed to assume the Subservicer’s responsibilities, duties, liabilities (other than those liabilities arising prior to the assumption of servicing duties by such successor) and obligations under this Agreement. The Servicer shall provide prior written notice of such termination to each applicable rating agency.
     (b) If the Servicer is terminated under the applicable Servicing Agreement, this Agreement (i) may be terminated immediately by the applicable Trustee (or the Master Servicer acting on its behalf) without payment of any termination fee and (ii) may be assumed by the Trustee (or Master Servicer acting on its behalf).
     (c) If a successor to the Servicer is appointed under the applicable Servicing Agreement, the Servicer’s rights and obligations under this Agreement are assumed simultaneously by the successor servicer; provided, however, that this Agreement may be terminated immediately by any successor to the Servicer upon payment of all accrued fees and expenses owed to the Subservicer, in accordance with the applicable Servicing Agreement.
     Section 7.03 Termination Without Cause. The Servicer may not terminate the servicing rights of the Subservicer without cause unless the Subservicer and the applicable Purchaser, Trustee, Master Servicer or Depositor consents, upon ninety (90) days’ prior written notice. Any such written notice of termination shall be delivered to the Subservicer as provided in this Agreement and no such termination shall be effective until an eligible successor subservicer shall have agreed to assume the Subservicer’s responsibilities, duties, liabilities (other than those liabilities arising prior to the assumption of servicing duties by such successor) and obligations under this Agreement. If the Servicer so terminates the rights of the Subservicer without cause, the Servicer shall pay the Subservicer a termination fee equal to (i) the fair market value of the servicing rights under this Agreement at the time of termination, and (ii) all costs, fees and expenses incurred by the Subservicer in transferring the servicing. The Subservicer shall also be entitled to reimbursement of all advances in accordance with this applicable Servicing Agreement. The Servicer shall provide prior written notice of such termination to each applicable rating agency.
     The termination fee provided for in this Section 7.03 shall be paid by Servicer within ten (10) Business Days after any such termination without cause by Servicer, and Servicer shall reimburse Subservicer for its out-of-pocket costs resulting from such termination pursuant to this Section 7.03 within ten (10) Business Days following Servicer’s receipt of an invoice for such costs.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
     Section 8.01 Appointment of Successor Subservicer. (a) Upon termination of the Subservicer’s responsibilities, duties and obligations under this Agreement, the Servicer shall,

(i) succeed to and assume all of the Subservicer’s responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor which shall succeed to all rights and assume all of the responsibilities, duties and obligations of the Subservicer under this Agreement. In connection with such appointment and assumption, the Servicer may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Subservicer’s duties, responsibilities and obligations under this Agreement should be terminated, the Subservicer shall discharge such duties, responsibilities and obligations during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Subservicer pursuant to this Agreement shall not become effective until an eligible successor shall be appointed and shall in no event relieve the Subservicer of the representations and warranties made hereunder and the remedies available to the Servicer hereunder.
     (b) Any successor appointed as provided herein shall execute, acknowledge and deliver to the Subservicer and to the Servicer an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth herein whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, and obligations of the Subservicer, with like effect as if originally named as a party to this Agreement. Any removal or resignation of the Subservicer or termination of this Agreement shall not affect any claims that the Servicer may have against the Subservicer arising out of the Subservicer’s actions or failure to act prior to any such removal, resignation or termination.
     (c) The Subservicer shall deliver promptly to the successor servicer the funds in each Account and all Subservicing Files and related documents and statements held by it hereunder, and the Subservicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, and obligations of the Subservicer.
     Section 8.02 Entire Agreement; Amendment. Except for any addendum hereto executed by the Subservicer and the Servicer with respect to a particular Servicing Agreement, this Agreement constitutes the entire understanding between the parties hereto with respect to each Servicing Agreement and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be amended from time to time by the Subservicer and the Servicer by written agreement signed by the Subservicer and the Servicer. Each rating agency shall be notified of any amendment and provided with a copy of such amendment. Any rating agency notification requirement in this Agreement shall not be removed by any amendment to this Agreement.
     Section 8.03 Governing Law and Submission to Jurisdiction.
     THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. Each of the parties to this Agreement hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement or any amendment thereto, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the federal courts of the United States of America for the Northern District of Ohio, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and, to the extent permitted by law, waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth under the notice requirements in this Agreement.
     Section 8.04 Duration of Agreement. This Agreement shall continue in existence and effect until terminated as herein provided.
     Section 8.05 Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, return receipt requested, postage prepaid, addressed as follows: if to the Subservicer:
National City Bank
ATTN: Mortgage Servicing Executive
3232 Newmark Dr.
Miamisburg, OH 45342
     Or such other address as may hereafter be furnished to the Servicer in writing by the Subservicer;
National City Mortgage Services, Inc
ATTN: Mortgage Servicing Executive
3800 Buffalo Speedway
Houston, TX 77098
     Or such other address as may hereafter be furnished to the Subservicer in writing by the Servicer.
     Section 8.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the remaining covenants, agreements, provisions or terms of this Agreement.
     Section 8.07 Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Subservicer shall be rendered as an independent contractor and not as agent for the Servicer.

     Section 8.08 Execution: Successors and Assigns. This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts, together, shall constitute one and the same agreement. This Agreement shall inure to the benefit of and be binding upon the Subservicer and the Servicer and their respective successors and permitted assigns.
     Section 8.09 Waiver of Trial by Jury. THE SUBSERVICER AND THE SERVICER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.
     Section 8.10 Confidentiality and Data Security. (a) All Confidential Information shall be held in the strictest confidence and will not be disclosed by the Recipient or its Representatives except as specifically permitted by the terms of this Agreement. Recipient and its Representatives will use the Confidential Information solely for the purpose of performing under and in compliance with the terms of this Agreement, will not use the Confidential Information for any other purpose, and will not disclose or communicate the Confidential Information, directly or indirectly, to any other Person, except as permitted under this Agreement. Recipient further agrees that the Confidential Information will be disclosed only to such of its Representatives who need to examine or use the Confidential Information for the purposes described above. The Recipient shall be responsible for any breach of this Agreement by any of its Representatives.
     (b) In the event that Recipient or any of its Representatives is requested or required (by oral question, interrogatories, requests for information or documents, subpoenas, civil investigation or similar process) to disclose any of the Confidential Information, Recipient will provide the Disclosing Party with prompt notice of such requests so that the Disclosing Party may (i) seek an appropriate protective order or (ii) if disclosure is required or deemed advisable, cooperate with the Recipient in an attempt to obtain an order or reliable assurance that confidential treatment will be accorded to any portion of the Confidential Information. The cost of obtaining any protective order or assurance shall be borne by the Disclosing Party.
     (c) Each party shall implement and maintain commercially reasonable information security measures consistent with industry standards to protect against unauthorized access to or use of the other party’s Confidential Information. The Subservicer has implemented and will maintain security measures designed to meet the obligations of the Guidelines. The Subservicer shall promptly provide Servicer with notice of any unauthorized access to or use of Nonpublic Personal Information relating to a mortgagor of a Mortgage Loan which warrants consumer notice pursuant to the Guidelines. The Subservicer and the Servicer agree and acknowledge that as to all Nonpublic Personal Information received or obtained by either of them or their Representatives, with respect to any mortgagor of a Mortgage Loan: (i) such information shall be held by the Subservicer, the Servicer or their respective Representatives in accordance with all applicable law, including but not limited to the Guidelines and the privacy provisions of the Gramm-Leach-Bliley Act of 1999 and applicable state law and regulations thereunder and (ii)

such information is in connection with a proposed or actual secondary market sale related to a transaction of the mortgagor for the purposes of 16 C.F.R., Section 313.14(a)(3).
     (d) Upon the termination or expiration of this Agreement, the Recipient shall promptly surrender to the Disclosing Party all of the Confidential Information in the Recipient’s possession, or, at the Disclosing Party’s option, completely and permanently destroy all copies thereof and shall provide to Disclosing Party a certificate of a senior officer certifying that it has done so; provided, however, that unless the Subservicer has resigned or has been terminated as the servicer pursuant to this Agreement, the Subservicer shall retain the Subservicing Files. Notwithstanding anything herein to the contrary, the Recipient may retain such information as may be required by law. Further, to the extent destruction is required hereunder Recipient shall only be required to use all commercially reasonable efforts to destroy any electronic information from its computer systems.
     (e) The Recipient shall be responsible for any breach of this Section 8.10 by its Representatives. The Recipient acknowledges and agrees that any disclosure of the Confidential Information except as provided in this Agreement may cause serious and irreparable damage to the Disclosing Party for which there may be no adequate remedy at law. Without limiting the Disclosing Party’s rights and remedies which are otherwise available, the Disclosing Party shall be entitled to equitable relief including, without limitation, an injunction, restraining order or specific performance for any breach of this Agreement by the Recipient, without proof of irreparable harm. The Recipient waives any securing or posting of any bond in connection with such remedy. In addition, each party shall indemnify, defend and hold the other party harmless from and against any and all losses if and to the extent such losses arise in whole or in part, directly or indirectly, from any breach of this Section 8.10 by that party.
     Section 8.11 Survival. Except as otherwise specifically provided herein, the representations, warranties, indemnities, covenants and agreements of the parties provided in this Agreement shall survive the execution and delivery and the termination or expiration of this Agreement.
     Section 8.12 Media Releases. Neither the Subservicer nor the Servicer shall use any trade name, trademark, service mark, or any other information which identifies the other in the Servicer’s or the Subservicer’s, as the case may be, sales, marketing, or publicity activities, including, but not limited to, press releases, or interviews with representatives of any written publication, television station or network, or radio station or network, without the prior written consent of the other party. Notwithstanding anything to the contrary in the foregoing, neither party shall be restrained, after consultation with the other party if permitted by applicable law or regulation, from making such disclosure as it shall be advised by counsel is required by law or by the applicable regulations of any regulatory body or securities exchange to be made.
     Section 8.13 Third Party Beneficiary. Each Purchaser, Trustee, Master Servicer and Depositor shall be a third-party beneficiary of this Agreement with respect to the applicable Servicing Arrangement.
     Section 8.14 Force Majeure. No failure, delay or default in performance of any obligation of a party to this Agreement shall constitute an Event of Default, to the extent that such failure to perform, delay or default arises out of a cause, existing or future, beyond the control and without negligence of the party otherwise chargeable with failure, delay or default, including, but not limited to: action or inaction of governmental, civil or military authority; fire; flood; war; act of public enemies; riot; theft; earthquake, natural disaster or acts of God; or the act, negligence or default of the other party. Either party desiring to rely upon any of the foregoing as an excuse for failure, default or delay in performance shall, when the cause arises, give to the other party prompt notice in writing of the facts which constitute such cause, and, when the cause ceases to exist, give prompt notice of that fact to the other party. This Section 8.14 shall in no way limit the right of either party to make any claim against third Persons for any damages suffered due to said causes.

     IN WITNESS WHEREOF, the Subservicer and the Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

NATIONAL CITY MORTGAGE SERVICES, INC.

By:	/s/ Joseph Cartellone

Name:	Joseph Cartellone

Title:	President and Chief Executive Officer

NATIONAL CITY BANK

By:	/s/ Robert Crowl

Name:	Robert Crowl

Title:	Senior Vice President